TIDAL ETF TRUST 485BPOS

Exhibit 99.(h)(xv)(1)

Amendment to

RULE 12d1-4

Fund of Funds Investment Agreement

This Amendment to Rule 12d1-4 Fund of Funds Investment Agreement (this “Amendment”) is made as of January 5, 2023 (the “Effective Date”) by and between FundVantage Trust, on behalf of each Acquiring Fund, and Tidal ETF Trust, on behalf of each Acquired Fund (as redefined below).

BACKGROUND:

A.	Each of FundVantage Trust and Tidal ETF Trust are parties to a Rule 12d1-4 Fund of Funds Investment Agreement made and entered into as of April 26, 2021 (the “Agreement”).

B.	The parties desire to amend the Agreement to add a new fund (Gotham 1000 Value ETF, a series of Tidal ETF Trust) as an additional Acquired Fund.

C.	Each party also desires to update its address for notices.

D.	This Background section to this Amendment is hereby incorporated by reference, and made a part of, this Amendment.

TERMS:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows, intending to be legally bound:

1.	Effective as of January 5, 2023, the Gotham 1000 Value ETF shall be added to the Agreement as an additional Acquired Fund. References in the Agreement to “the Acquired Fund” are hereby deleted and replaced with references to “an Acquired Fund,” “each Acquired Fund,” or “the Acquired Funds” as appropriate under the circumstances. Likewise, references in the Agreement to “the Acquired Fund’s” are hereby deleted and replaced with references to “an Acquired Fund’s” or “the Acquired Funds” as appropriate under the circumstances.

2.	Section 5 of the Agreement is hereby amended and restated in its entirety as follows:

If to an Acquiring Fund:

FundVantage Trust

Attn: Joel Weiss, President

1636 N Cedar Crest Blvd. #161

Allentown, PA 18104

Email: jweiss@jwfundmgmt.com

With a copy to:

Gotham Asset Management, LLC

Attn: Louis LaRocca

825 Third Ave, Suite 1750

New York, NY 10022

Email: compliancedistribution@gotham.com

If to an Acquired Fund:

Tidal ETF Trust

Attn: Eric Falkeis, President

234 West Florida Street, Suite 203

Milwaukee, Wisconsin 53204

Email: ericf@tidalfg.com

With a copy to:

Toroso Investments, LLC

Attn: William H. Woolverton

898 North Broadway Suite 2

Massapequa, New York 11758

Email: wwoolverton@tidalfg.com

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AMENDMENT TO
RULE 2d1-4
FUND OF FUNDS INVESTMENT AGREEMENT

3.

Miscellaneous.

3.1	Capitalized terms not defined in this Amendment shall have the respective meanings set forth in the Agreement.

3.2	Except as specifically amended by this Amendment, and except as necessary to conform to the intention of the parties hereinabove set forth, the Agreement shall remain unaltered and in full force and effect and is hereby ratified and confirmed.

3.3	The Agreement, as amended hereby, together with its Exhibits and Schedules, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

3.4	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by duly authorized representatives as of the date first set forth above.

Tidal ETF Trust,

on behalf of each Acquired Fund

By: /s/ Eric W. Falkeis
Name: Eric W. Falkeis
Title: President

FundVantage Trust,

on behalf of each Acquiring Fund

By: /s/ Joel Weiss
Name: Joel Weiss
Title: President

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